Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Acadia Pharmaceuticals Inc. 2024 Equity Incentive Plan, as amended, of our reports dated February 25, 2026, with respect to the consolidated financial statements and schedule of Acadia Pharmaceuticals Inc. and the effectiveness of internal control over financial reporting of Acadia Pharmaceuticals Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 10, 2026